Exhibit 99.1

NEWS RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Dianna L. Boyce Corporate Communications (317) 613-6577	Ed Wilhelm Chief Financial Officer (317) 613-6914

Finish Line Adopts Shareholder Rights Plan

INDIANAPOLIS—August 28, 2017—Athletic retailer The Finish Line, Inc. (NASDAQ: FINL) announced today that its Board of Directors has unanimously adopted a shareholder rights plan (the “Rights Plan”) to protect the best interests of Finish Line shareholders. The Rights Plan is intended to reduce the likelihood that any person or group would gain control of Finish Line through open market accumulation or coercive takeover tactics that the Board of Directors determines are not in the best interests of the Company and its shareholders.

“The board believes that it is in the best interests of Finish Line and our shareholders to adopt a shareholder rights plan given the current market conditions and recent share accumulations,” said Glenn S. Lyon, Chairman of Finish Line. “The plan is designed to ensure that the Company’s board of directors is able to appropriately consider whether proposals, if any, are in the best interests of all our shareholders. The Company remains positioned to fully capture the opportunities we foresee to optimize value for all our shareholders.”

“While the marketplace for athletic footwear is highly competitive and promotional, we remain committed to increasing value for all our shareholders by continuing to execute on our growth plans and maintaining disciplined expense management,” said Sam Sato, Chief Executive Officer of Finish Line. “We continue to focus on executing our strategic plan and fortifying our customer experience through enriched omnichannel capabilities and with every customer interaction to deliver a personalized, fast and consistent experience.”

In connection with the adoption of the Rights Plan, the Board of Directors declared on August 25, 2017 a dividend of one preferred stock purchase right (a “Right”) for each outstanding share of common stock of the Company. The dividend is payable to shareholders of record on September 11, 2017. Each Right initially entitles the registered holder to purchase from the Company one ten-thousandth of a share of a newly-created series of the Company’s preferred stock at a price of $26.00 per Right in the event the Rights become exercisable, subject to adjustment.

In general, the Rights will become exercisable if a person or group becomes the beneficial owner of 12.5% or more of the outstanding common stock of the Company. In the event that the Rights become exercisable due to the triggering threshold being crossed, each Right will entitle its holder to purchase, at the Right’s exercise price, a number of shares of common stock having a market value at that time of twice the Right’s exercise price. Rights held by the triggering person or group will become void and will not be exercisable to purchase any shares. The Board, at its option, may exchange each Right (other than Rights owned by the triggering person or group that have become void) in whole or in part, at an exchange ratio of one share of common stock per outstanding Right, subject to adjustment.

Persons or groups that beneficially own 12.5% or more of the outstanding Company common stock prior to the Company’s announcement of the Rights Plan will not cause the Rights to be exercisable until such time as those persons or groups become the beneficial owner of any additional shares of Company common stock.

@FinishLineNews | corporate.finishline.com

The Rights Plan has an expiration date of August 28, 2020, or earlier if shareholder approval of the Rights Plan has not been obtained at or before the Company’s 2018 Annual Meeting of Shareholders. The Board of Directors will, in general, be entitled to redeem the Rights at $0.0001 per Right at any time before the triggering threshold is crossed.

Additional details regarding the Rights Plan will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission on or about August 28, 2017.

About The Finish Line, Inc.

The Finish Line, Inc. is a premium retailer that carries the latest and greatest shoes, apparel and accessories. Headquartered in Indianapolis, Finish Line runs approximately 950 branded locations in U.S. malls and shops inside Macy’s department stores. Finish Line employs more than 14,000 associates who connect customers to sneaker culture through style and sport. Shop online at www.finishline.com or get access to everything on the Finish Line app. Also keep track of what’s fresh by following Finish Line on Instagram, Snapchat and Twitter.

Forward-Looking Statements

This news release includes statements that are or may be considered “forward-looking” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by the use of words or phrases such as “believe,” “expect,” “future,” “anticipate,” “intend,” “plan,” “foresee,” “may,” “should,” “will,” “estimates,” “outlook,” “potential,” “optimistic,” “confidence,” “continue,” “evolve,” “expand,” “growth” or words and phrases of similar meaning. Statements that describe objectives, plans or goals also are forward-looking statements.

All of these forward-looking statements are subject to risks, management assumptions and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. The principal risk factors that could cause actual performance and future actions to differ materially from the forward-looking statements include, but are not limited to, the company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor); the availability and timely receipt of products; the ability to timely fulfill and ship products to customers; fluctuations in oil prices causing changes in gasoline and energy prices, resulting in changes in consumer spending as well as increases in utility, freight and product costs; product demand and market acceptance risks; deterioration of macroeconomic and business conditions; the inability to locate and obtain or retain acceptable lease terms for the company’s stores; the effect of competitive products and pricing with other local, regional, and national retailers, as well as many of its own suppliers; loss of key employees; execution of strategic growth initiatives (including actual and potential mergers and acquisitions and other components of the company’s capital allocation strategy); cybersecurity risks, including breach of customer data; a major failure of technology and information systems; and the other risks detailed in the company’s Securities and Exchange Commission filings. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements included herein are made only as of the date of this report and Finish Line undertakes no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

@FinishLineNews | corporate.finishline.com